Exhibit A

                    STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of July 30, 1996, by and between Ivaco Inc., a Canadian corporation ("Ivaco"), and Laclede Steel Company, a
Delaware corporation (the "Company").

                            RECITALS

          A. Ivaco agrees to purchase from the Company, on the following terms and conditions, 366,667 shares (the "Series A Shares") of the Company's Series A Preferred Stock, no par value (the "Series A Preferred Stock") at a price of $15.00 per share.

          B. The Company agrees to sell to Ivaco, on the following terms and conditions, the Series A Shares.

          C.   The Form of Certificate of Designation of the
Company's Series A Preferred Stock is attached hereto as Exhibit
A.

          NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, the Parties agree as follows:

                            ARTICLE I
              PURCHASE AND SALE OF SERIES A SHARES

          1.1 The Series A Shares. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Company shall sell and deliver to Ivaco and Ivaco shall purchase and accept from the Company the Series A Shares, free and clear of all security interests, claims, and restrictions.

          1.2 Consideration. The consideration that Ivaco shall pay the Company for the Series A Shares shall be Five Million
Five Hundred Thousand Five Dollars ($5,500,005.00) ("Purchase
Price").

          1.3 Closing. The consummation of the transactions contemplated hereby ("Closing") shall take place at the offices of the Company at 9:00 a.m. local time on the date hereof
("Closing Date").

          1.4 Deliveries of the Company at Closing. The Company shall issue and deliver to Ivaco a certificate or certificates evidencing the Series A Shares and the other agreements, certificates and other instruments referred to in this Agreement to be executed at or prior to the Closing. In addition, Bryan Cave LLP, counsel to the Company, shall deliver its opinion in the form of Exhibit B.

          1.5 Deliveries of Ivaco at Closing. At Closing, Ivaco shall wire in immediately-available funds, to an account designated by the Company, the Purchase Price.

          1.6 Restricted Nature of Series A Shares. Ivaco acknowledges that the Series A Shares, in its hands, will be restricted securities which may not be sold or offered for sale in the absence of an effective registration statement as to such Series A Shares under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Company that such registration is not required. In this regard, at Closing, the parties hereto shall enter into a Registration Rights Agreement, substantially in the form of Exhibit C hereto.

                           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES

          2.1  Representations and Warranties of the Company.
The Company represents and warrants to and agrees with Ivaco that:

               (a) The Company is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as described in the draft prospectus attached hereto as Exhibit D (the "Prospectus"). The Company is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required, provided however, that the Company need not be qualified in a jurisdiction in which its failure to qualify would not have a material adverse effect on its operations or financial condition.

               (b) The Company has full corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

               (c) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               (d) The holders of outstanding shares of capital stock of the Company and warrants, options or other securities to purchase shares of capital stock of the Company are not entitled to any preemptive rights to subscribe for the Series A Shares.

               (e) Since the quarterly report on Form 10-Q for the quarter ended March 31, 1996, there has been no material adverse change in the condition or general affairs, business, operations, assets or properties of the Company and its subsidiaries, financial or otherwise, other than as referred to in the Prospectus.

               (f)  The Series A Shares have been duly
authorized, and when issued and paid for, will be validly issued, fully paid and non-assessable, and upon stockholder approval of the (i) decrease in par value of the Company's common stock, par value $13.33 per share ("Common Stock"), (ii) increase in authorized shares of Common Stock, and (iii) recapitalization of Series A Preferred Stock into convertible preferred stock as contemplated by Section 11 of the Certificate of Designation for such series, the Common Stock issuable upon conversion of the Series A Shares will be duly authorized, and when issued, will be validly issued, fully paid and non-assessable.

               (g) The Board of Directors has authorized the (i) decrease in par value of the Common Stock, (ii) increase in authorized shares of Common Stock, and (iii) in order to comply with NASD requirements regarding stockholder approval, recapitalization of the Series A Preferred Stock into convertible preferred stock as contemplated by Section 11 of the Certificate of Designation for such series (the "Recapitalization"), and recommended such items to the stockholders of the Company for approval.

               (h)  The Series A Shares and 50,000 shares of
Series A Preferred Stock sold to members of management of the Company simultaneously with the execution of this Agreement are the only shares of Series A Preferred Stock issued and outstanding.

               (i) As of June 30, 1996, the Company's net assets total $11,442,000, its retained earnings (deficit) totals
($7,391,000), its stated capital totals $54,081,000 and its capital in excess of par totals $247,000. All such amounts are subject to audit.

               (j) The issuance of the Series A Shares and the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or give rise to rights of termination under, any deed of trust, lease, sublease, the Certificate of Incorporation or by-laws of the Company or any of its subsidiaries, or any indenture, mortgage, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or its or their property is bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries, or the properties or operations of any of them.

               (k) The computation as to the availability by the Company to make dividend payments under the terms of the two Financing Agreements, each dated October 1, 1976 between the City of Alton, Illinois and the Company attached hereto as Exhibit E is true and correct as of the date calculated and listed thereon.

               (l) Certain members of management of the Company have executed the stock purchase agreement for Series A Preferred Stock attached hereto as Exhibit F and will purchase an aggregate amount of $750,000 of the Company's Series A Preferred Stock simultaneously with the Closing.

               (m)  The Company's Board of Directors has
authorized, subject to approval by the stockholders of the Company of the reduction of the par value per share of the Company's common stock from $13.33 per share to $0.01 per share, subject to the requirements of the Delaware General Corporation Law, the reduction of capital by $54,027,784 and transfer such amount to surplus.

               (n) There are no restrictions or limitations on the payment of dividends on the Series A Preferred Stock which are more onerous than the limitations under the Financing Agreements dated October 1, 1976, between the City of Alton, Illinois and the Company except under the Delaware General Corporation Law.

               (o) The amendments and waivers with respect to the Loan and Security Agreement among certain financial institutions named therein, Bank America Business Credit, Inc., as Agent, the Company and certain subsidiaries of the Company, dated as of September 7, 1994, as amended (the "Loan Agreement"), attached hereto as Exhibit G either have become effective or shall become effective simultaneously with the Closing.

               (p) All existing employment agreements between the Company and its executive officers (the "Employment
Agreements"), copies of which are attached hereto as Exhibit H, have been amended to eliminate the provisions regarding payments to be made upon a change in control.

               (q) Except as disclosed in public filings, the Company has no agreements or arrangements with its management or directors.

               (r) No event of default is existing under any indebtedness for borrowed money of the Company or any or its subsidiaries or under any indenture, mortgage, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or any of their property is bound.

               (s) The Prospectus does not and all documents filed by the Company with the Securities and Exchange Commission since January 1, 1994, did not at the time of filing, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

               (t) No consent is necessary for the consummation of the transactions contemplated hereby which has not been obtained.

               (u) The Company has not given registration rights to any person other than Ivaco and certain members of management in connection with the purchase of 50,000 shares of Series A Preferred Stock contemporaneously with the execution hereof.

               (v) Immediately prior and without giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consists of (i) 5,000,000 shares of common stock, par value $13.33 per share, of which 4,056,140 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value, of which 1,064,036 are designated Series A Preferred Stock, and none of which are issued and outstanding.

          2.2. Representations and Warranties of Ivaco. Ivaco represents and warrants to the Company that the purchase of the Series A Shares has been duly authorized and this Agreement represents the legal, valid and binding obligation of Ivaco, enforceable in accordance with its terms and conditions.

                           ARTICLE III
                    COVENANTS OF THE COMPANY

          In further consideration of the agreements of Ivaco herein contained, the Company covenants as follows:

          3.1 Nomination of Directors. As long as Ivaco or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company is the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), of 40% or greater of the Company's Common Stock calculated by dividing
(i) the number of shares of Common Stock owned by Ivaco plus the number of shares of Common Stock into which the Series A Preferred Stock owned by Ivaco, if converted, would be converted, by (ii) the total number of shares of Common Stock outstanding plus the number of shares of Common Stock into which the Series A Preferred Stock owned by Ivaco, if converted, would be converted, Ivaco shall have the right to cause the Company to use its best efforts to cause its Board of Directors to nominate four persons designated by Ivaco to serve on the Company's Board of Directors and to use its best efforts to cause the stockholders of the Company to elect such Directors, and the Company will not change the number of Directors on the Board of Directors to a number higher than nine (9). The failure of Ivaco to exercise its rights under this Section 3.1 at any time shall in no way be construed to limit the right of Ivaco to exercise its rights under this Section 3.1 at a later date.

          3.2 Stockholder Approvals. The Company will use its best efforts to cause its stockholders to approve and authorize, as soon as possible and in any event on or before September 30, 1996, (a) an increase in the number of authorized shares of the Company's common stock from 5,000,000 to 25,000,000, (b) a reduction of the par value per share of common stock from $13.33 per share to $0.01 per share and (c) in order to comply with NASD requirements regarding stockholder approval, the Recapitalization.

          3.3 Rights Offering. The Company will prepare and file a registration statement with the Securities and Exchange Commission with respect to a rights offering to all of the Company stockholders (the "Rights Offering"), entitling all such stockholders to subscribe, pro rata (excluding the right of Ivaco to subscribe for the amount of Series A Preferred Stock purchased by Ivaco hereunder), for 647,369 shares of the Company's Series A Preferred Stock. The Company shall prepare documentation regarding the Rights Offering in a form which is reasonably satisfactory to Ivaco and shall use its best efforts to consummate the Rights Offering prior to December 31, 1996.

          3.4 Employment Agreements. As long as Ivaco or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company is the beneficial owner, within the meaning of Section 13(d) of the Exchange Act of 40% or greater of the Company's Common Stock calculated by dividing (i) the number of shares of Common Stock owned by Ivaco plus the number of shares of Common Stock into which the Series A Preferred Stock owned by Ivaco, if converted, would be converted, by (ii) the total number of shares of Common Stock outstanding plus the number of shares of Common Stock into which the Series A Preferred Stock owned by Ivaco, if converted, would be converted, the Employment Agreements shall not be amended without the prior written consent of Ivaco.

          3.5 No Purchases From Management. The Company will not purchase, directly or indirectly, or redeem any Series A Preferred Stock from officers or directors of the Company or any transferee of such persons unless the Company also offers to purchase shares of Series A Preferred Stock from Ivaco on a pro rata basis on the same terms and conditions.

          3.6 No Dilutive Action. The Company will take no action prior to the date upon which the stockholders of the Company approve the Recapitalization which would cause an adjustment under Section 12 of the Certificate of Designation for the Series A Preferred Stock if such action was taken after the date upon which the stockholders of the Company approve the Recapitalization.

          3.7 Listing of Securities. The Company will use its best efforts to list the Series A Preferred Stock, if eligible, on the principal national securities exchange on which the Common Stock is listed or if such stock is not then so listed, the NASDAQ National Market System, if eligible, or the over-the-counter market, as designated on the NASDAQ System Level 1 (or comparable system), if eligible.

          3.8 Expenses of Ivaco. The Company shall pay all actual out-of-pocket expenses incurred by Ivaco in connection with the negotiation and execution of this Agreement and the purchase of the Series A Preferred Stock; provided, however, that the Company's obligation under this Section 3.8 shall be limited to $50,000, regardless of the total amount of expenses incurred by Ivaco.

          3.9 Specific Performance. Because the breach or anticipated breach of the covenants provided for in this Section 3 will result in immediate and irreparable harm and injury to Ivaco, for which it will not have an adequate remedy at law, the Company agrees that Ivaco shall be entitled to relief in equity, including but not limited to specific performance, to remedy such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Ivaco may be entitled.

                           ARTICLE IV
                       COVENANTS OF IVACO

          In further consideration of the agreements of the Company herein contained, Ivaco covenants as follows:

          4.1 Rights Offering. Prior to the effectiveness of a registration statement with respect to the Rights Offering and delivery of the prospectus contained therein to the stockholders of the Company, Ivaco shall execute the Standby Agreement attached hereto as Exhibit I.

                            ARTICLE V
                    MISCELLANEOUS PROVISIONS

          5.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 5.1 for, or such other address as may be designated in writing hereafter by, such party:

               If to Ivaco:

               Ivaco Inc.
               Place Mercantile
               770 Rue Sherbrooke Ouest
               Montreal, Quebec,
               Canada H3A 1G1
               Attention: Paul Ivanier

               With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004-1980
               Attention: Jeffrey Bagner

               If to the Company:

               Laclede Steel Company
               One Metropolitan Square
               211 North Broadway
               St. Louis, Missouri 63102-2738
               Attention: Michael H. Lane

               With a copy to:

               Bryan Cave LLP
               One Metropolitan Square, Suite 3600
               St. Louis, Missouri 63102
               Attention: Frank P. Wolff, Jr.

          5.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

          5.3 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          5.4 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or an Exhibit attached to this Agreement, respectively. References herein to "days", unless otherwise indicated, are to consecutive calendar days. Both parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

          5.5 Assignment. This Agreement and all the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Ivaco, its successors and assigns. Ivaco's right under Section 3.1 and Section 3.4 hereof can be assigned by Ivaco to anyone who becomes the beneficial owner of 40% or greater of the Company's Common Stock (as defined in Section 3.1 and Section 3.4 hereof) as a result of the Common Stock or Series A Preferred Stock transferred by Ivaco to such successors and assigns.

          5.6 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

                              IVACO INC.



                              By: /s/ Paul Ivanier
                                  ------------------------
                                Name: Paul Ivanier

                                Title: President and Chief
                                       Executive Officer



                              LACLEDE STEEL COMPANY



                              By: /s/ John B. McKinney
                                  ------------------------
                                Name: John B. McKinney

                                Title: President and Chief
                                       Executive Officer